Exhibit 23.4

CONSENT OF INDEPENDENT VALUATION EXPERT
We hereby consent to: (1) the reference to our name (including under the heading “Experts”) and description of our role in the valuation process of certain commercial real estate assets, related liabilities and notes receivable secured by real estate of Cole Real Estate Income Strategy (Daily NAV), Inc. (the “Company”) in the Company’s amended registration statement (the “Registration Statement”) on Form S-11 to be filed on the date hereof, and the prospectus included therein (the “Prospectus”); (2) the inclusion in footnote 5 on page 98 of the Prospectus of disclosure that the amounts presented in the “Operating Real Estate Properties” line items in the chart on page 97 of the Prospectus of $299,825,000 and $281,360,000 represent the sum of the estimated values of each of the Company’s operating real estate properties contained in the individual property appraisal reports provided by us to the Company’s fund accountant as of September 30, 2016 and June 30, 2016, respectively; and (3) the inclusion in footnote 8 on page 98 of the Prospectus of disclosure that the amounts presented in the “Outstanding Debt” line items in the chart on page 97 of the Prospectus of $109,494,000 for each period represent the estimated values of the Company’s commercial real estate-related liabilities contained in the fair value analysis provided by us to the Company’s fund accountant as of September 30, 2016 and June 30, 2016, respectively.

February 1, 2017	/s/ CBRE, Inc.
CBRE, Inc.